Exhibit 10.13

EMPLOYMENT AGREEMENT

         This EMPLOYEE AGREEMENT (hereinafter, this “Agreement”), made and entered into this 29th day of August, 2012, by and between UMED Holdings, Inc., a Nevada Corporation (hereinafter, the “Company”), and  Conrad Greer  (hereinafter, “Greer”).

W I T N E S S E T H:

1.  The Company hereby employs Greer, and Greer agrees to work for the Company, reporting directly to the Chief Executive Officer of UMED Holdings, Inc.(hereinafter, “UMED), which owns 100% of the outstanding shares of the Company at this time.

2.  (a)  This Agreement shall expire on    August 31, 2017  , unless sooner terminated as hereinafter provided. Greer agrees to devote the required time necessary to fulfill his duties as Chairman of the Board, Greenway for the profit, benefit and advantage of the business of the Corporation.

      (b) The term of this Agreement shall automatically renew for successive one year periods immediately following the expiration of the initial five year term and each successive one-year term thereafter. Either Employee or Employer may provide the other party with written notice of non-renewal not less than ninety days prior to the expiration of the then current term, and, as long as neither Employee nor Employer terminates or gives notice of termination of this Agreement pursuant to the other terms and provisions contained herein, then this Agreement shall terminate automatically upon the expiration of the term during which notice of non-renewal is properly given pursuant to this Section. Neither the provision of written notice of non-renewal, nor the termination upon expiration of this Agreement following delivery of written notice of non-renewal, shall itself be deemed a termination of this Agreement by any party pursuant to any other Section of this Agreement.

  (c)  This Agreement shall be automatically terminated on the death of Employee or on the permanent disability of Employee if Employee is no longer able to perform in all material respects the usual and customary duties of Employee’s employment hereunder.  For purposes hereof, any condition which in reasonable likelihood is expected to impair Employee’s ability to materially perform Employee’s duties hereunder for a period of six months or more shall be considered to be permanent.

3.  (a) As compensation for services rendered under this Agreement, the Greer shall initially receive a base salary of    $90,000      per annum effective immediately. Compensation will stay consistent through the term of the agreement, but can be modified at the discretion of the Company’s Board of Directors.

(b)  Greer will also receive from the Corporation, bonuses as determined by the Corporation’s Board of Directors during Greer’s employment during the term of this Employment Agreement.

(c)      Greer shall be eligible (to the extent he qualifies) to participate in any other retirement, health, accident and disability insurance, or similar employee benefit plans as may be maintained from time to time by the Company for its other management employees subject to and on a consistent basis with the terms, conditions and overall administration of such plans.

                    4.  The Company and Greer agree that the geographical location at which Greer will devote the major portion of his time and efforts is in Dallas/Fort Worth Metroplex.

            5.  The Company agrees to pay all reasonable expenses incurred by Greer in furtherance of the business of the Company, including travel and entertainment expenses. The Company agrees to reimburse Greer for any such expenses paid out by him in the first instance, upon submission by him of a statement itemizing such expenses.

6.  If Greer shall, during the term of his employment under this Agreement, be absent from work because of illness or other cause for a period, or aggregate of periods, in excess of six (6) months in any one (1) year of the term of employment, the Company shall have the right to terminate this Agreement on one hundred eighty (180) days notice to Greer. In that event, the Company shall pay Greer his compensation to the date of termination.

7.  Greer agrees that the Company may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Greer that the Company may deem necessary or advisable to protect its interests hereunder; the total amount of such life insurance shall not exceed One Million Dollars ($1,000,000.00) without the written consent of Greer. Greer agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Company in procuring such insurance; and Greer agrees that other than his rights as a shareholder he shall have no right, title, or interest in or to such insurance.

8.  In the event of the death of Greer during the term of this Agreement, the Company agrees to pay Greer’s legal representatives the sum of Five Thousand Dollars ($5,000.00).

9.  Greer agrees that during the term of this Agreement he will not engage in any other commercial activity that is competitive with the business of the Company, nor be affiliated in any other way as officer, director, or significant stockholder of another company that is competitive with the Company.

10.  Greer agrees that he shall exercise reasonable care to prevent disclosure of the Company’s proprietary information and shall not, himself at any time during the period of this Agreement and after its termination for any reason, disclose the Company’s proprietary information to others and will not use such information for any purpose except as contemplated by this Agreement. The term “proprietary information” as used herein includes, in addition to information so designated and labeled by the Company, all business, financial, technical and design information related to the Company’s developmental and production programs whether or not designated and labeled as proprietary information.

11.  Greer agrees that, for a period of three (3) years after leaving the employ of the Company for any reason, he will not engage in any way, directly or indirectly, in any business competitive with the business of the Company.

12.  If Greer terminates this Agreement, the Company shall pay Greer until the date of termination. Except for any reason that would be considered for cause, if the Company terminates the Agreement, it shall pay to Greer his salary and any bonuses through August 31, 2017.

(a) Termination for Cause.  Employer may terminate this Agreement “for cause” if:

(i)In connection with the business of Employer, Employee is convicted of an offense  constituting a felony

(ii)Employee (A) violates any written policy of Employer, (B) violates any provision of this Agreement, (D) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) fails to cure such violation or failure within thirty days after receiving written notice thereof; or

13.   (a) For protection of Greer against possible termination after a change of control (defined below) of the Company and to induce Greer to continue to serve in his capacity as President or in such other capacity to which he may be elected or appointed, the Company will provide severance benefits in the event Greer’s employment is terminated after a change of control.

(b) “Change of Control” shall have occurred if, (a) any person  (as used in Sections 13(d) and 14(d) of the Securities Exchange Act (“SEA”) of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total equal to twenty percent (20%) or more of the outstanding shares of the Company’s common stock, or (b) the Board of Directors of the Company is composed of a majority of directors who were not directors of the Company on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 Regulation 14A promulgated under the SEA.

(c) If a change of control has occurred, Greer shall be entitled to severance benefits if his employment is terminated by him due to:

(i)   the assignment to him of any duties not consistent with his present position, or a change in titles or offices, or any failure to re-elect him to any positions held on the date of the change of control;

(ii)  a reduction in salary or discontinuance of any bonus plans in effect on the date of the change of control; or

(iii) a change in geographical location of where his position is based in excess of twenty (20) miles or required travel in excess of his usual business travel schedule.

(d) Greer shall be entitled to severance benefits if his employment is terminated by the Company after a change of control. Such termination must not be due to any reason that would be considered for cause.

(e) Severance benefits after a change of control has occurred shall be:

(i)   a lump sum payment of ten (10) times the amount of the annual basic salary then payable under paragraphs 3 (a) above;

(ii)  allowance of surrender of all outstanding stock options, with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is highest; and

(iii) all employee benefits in effect and applicable to Greer on the date of the change of control will be retained and paid by the Company for Greer for a period of three (3) years. These benefits shall include all health, accident, and disability plans as well as any life insurance plans provided by or through the company.

(f) Greer shall not be required to mitigate the amount of any payment provided under these severance benefits by seeking other employment and none of these payments may be reduced by any future salary he may earn.

(g) In the event of a change of control, the Company is aware that the Board of Directors or a shareholder or shareholders of the Company may cause the Company to refine to comply with its obligations under this paragraph, or may cause the Company to institute litigation seeking to have this paragraph declared enforceable, or may take other action to deny Greer the benefits intended to be provided under this paragraph. It is the intent of the Company that Greer not be required to incur expenses in enforcing his rights under this paragraph by litigation or other legal action because the costs and expenses would substantially detract from the benefits intended to be extended to Greer under this paragraph.

                            (h) If, following a change of control, Greer determines that the Company has failed to comply with any of its obligations under this paragraph or in the event the Company or any other person takes action to declare this paragraph void or enforceable, or institutes any litigation or other legal action designed to deny Greer the benefits intended to be extended under this paragraph, the Company authorizes Greer to retain counsel of his choice at the Company’s expense to represent Greer in connection with the initiation or defense by Greer of any litigation or legal action, whether by or against the Company, any director, officer, shareholder, or any other person affiliated with the Company, in any jurisdiction.

                                                         (i) Despite any previously existing attorney-client relationship between the Company and counsel retained by Greer, the Company hereby provides that Greer may enter into an attorney-client relationship with such counsel.  The Company and Greer agree that a confidential relationship will exist between Greer and such counsel.

                            (j) The Company hereby authorizes that the reasonable fees and expenses of counsel retained by Greer shall be paid or reimbursed to Greer by the Company on a regular, periodic basis upon Greer’s presentation of a statement or statements, prepared by counsel in accordance with its customary practices, up to a maximum aggregate amount of Two Hundred Fifty Thousand Do11ars ($250,000.00).

14.   The Company shall have the right, with the consent of Greer, to assign this Agreement to its successors or assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its said successors or assigns. The terms “successor” and “assign” shall include any company which buys all or substantially all of the Company’s assets, or all of its stock, or with which, it merges or consolidates.

15.  The Company shall indemnify Greer and hold him harmless against any claims or legal action of any type brought against Greer with respect to his activities as Vice President of Capital Acquisitions of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Greer therein. In the event an action should be filed with respect to the subject of this indemnity and hold harmless agreement, the Company agrees that Greer may employ an attorney of Greer’s own selection to appear and defend the action, on behalf of Greer, at the expense of the Company. Greer, at his option, shall have the sole authority for the direction of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions against Greer.

16.  Any dispute concerning any questions of law or fact arising out of the circumstances of employment under this Agreement shall be determined by arbitration. The controversy shall be submitted to the American Arbitration Association for final determination.

17.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

18.  If any provision of this Agreement is declared invalid by any Tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provisions shall be deemed deleted from this Agreement as though the provision had never been inc1uded herein. In either case, the remaining provisions of this Agreement shall remain in effect.

19.  This Agreement may be extended or modified by mutual agreement in writing in the form of a numbered amendment hereto.

20.  This Agreement shall be construed in accordance with the laws of the State of Texas.

21.      This Agreement consists of four (4) pages.

IN WITNESS WHEREOF, the Company has hereunto signed its name by its Chief Executive Officer, and the other party hereto has signed his name, all as of the day and year first above written.

UMED HOLDINGS, INC.	Greenway Innovative Energy, Inc.

/s/ Kevin Bentley	/s / Conrad Greer
Kevin Bentley	Conrad Greer
Chief Executive Officer	Vice President of Research and Engineering

UMED HOLDINGS, INC.                                                                                     Greenway Innovative Energy, Inc.

/s/ Kevin Bentley                                                      /s / Conrad Greer_____________________
Kevin Bentley                                                                                     Conrad Greer
Chief Executive Officer                                                                                     Vice President of Research and Engineering